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                                   EXHIBIT 4.1

                        1991 EMPLOYEE STOCK PURCHASE PLAN

                                       OF

                     EVANS & SUTHERLAND COMPUTER CORPORATION

1.   PURPOSES

     The purposes of this Plan are to advance the interests of Evans & Sutherland Computer Corporation (the "Company") and to further its growth and development by encouraging and assisting employees of the Company and its subsidiaries to acquire a personal and proprietary interest in the endeavor through the purchase of its capital stock. It is also a primary goal of this Plan to make the purchase of the stock convenient and economical to the employee.

     The Company intends to establish and administer this Plan as a Plan other than one which is a qualified employee stock purchase Plan under any of the provisions of the Internal Revenue Code of 1986, as amended, or which is subject to any of the provisions of the Employees' Retirement Income Security Act of 1974 ("ERISA").

2.   ELIGIBILITY

     Any employee of the Company or any wholly-owned subsidiary of the Company shall be eligible to participate in this Plan.

3.   ELECTION TO PARTICIPATE

     Each eligible employee who elects to participate in this Plan shall indicate his/her intention to acquire stock by submitting a properly completed "Participation Election & Payroll Deduction Authorization under Employee Stock Purchase Plan" form (the "Participation Form") to the Company payroll office. The Participation Form shall be deemed "filed" when received by the payroll office.

     The filing of the Participation Form constitutes, until revoked or amended, both an authorization to the Company to make payroll deductions under this Plan and a contract with the Company to purchase at some future period or periods the whole number of shares which can be purchased by accumulated payroll deductions.

     Any employee who does not file a Participation Form in the manner provided has no rights under this Plan.

4.   PLAN MECHANICS

     Payroll deductions will accumulate in a "stock purchase account" established for each participant. Monies accumulated therein, when sufficient, allow the participant to acquire a share (or shares) of the Company's stock at a price equal to eighty-five percent (85%) of the
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closing bid price for the stock (on the last day of the pay period) as quoted by the National Association of Security Dealer Automated Quotation System
("NASDAQ").

     Future payroll deductions continue to accumulate in stock purchase accounts until sufficient to be applied towards the acquisition of an additional share (or shares) of stock.

     In addition to bearing the administrative and other associated expenses of operating this Plan, the Company is deemed to contribute the remaining fifteen percent (15%) of the total dollars actually needed before a share (or shares) of stock can be issued under this Plan.

5.   PAYROLL DEDUCTIONS

     Stock can only be purchased under this Plan through the medium of payroll deductions.

     A.   Minimum Deduction.

          An employee electing (or amending an election) to participate in this Plan must authorize a payroll deduction of at least $4.00 per week.

     B.   Maximum Deduction.

          No employee may authorize for any pay period a deduction in excess of ten percent (10%) of his/her gross pay for the applicable pay period.

     C.   When Deductions Begin.

          Payroll deductions shall begin in the first pay period following the one in which the Company receives the employee's Participation Form, and shall continue for the number of weeks indicated on such form, or until the pay period in which the participant elects to revoke his/her election or until this Plan is terminated, whichever occurs first.

     D.   Cessation of Deductions.

          When and if deductions for any reason cease, such cessation shall be treated as if the participant revoked his/her election to participate on the date of the last authorized deduction.

6.   AMENDMENT OR TERMINATION OF PARTICIPATION

     A.   Amended Elections.

          Participants are free at any time to amend an election provided the amendment is also within the payroll deduction limitations found elsewhere in this Plan. Any such election shall be effective as of the first pay period following the one in which the Company receives such an amendment.

     B.   Revoked Elections.
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          At any time during the term of this Plan a participant may revoke his/her election and terminate participation in this Plan. Upon such revocation, the participant shall make the following election in writing in regard to any balance then remaining in his/her stock purchase account:

          (1)  Direct the Company to refund such balance in cash; or

          (2) Pay to the Company (in cash or by certified or bank cashier's or teller's check or by money order) an amount sufficient to complete the acquisition of the next whole share at a purchase price of eighty-five percent (85%) of the closing NASDAQ bid price for the stock on the day of revocation.

               If the participant fails to make the election provided for in this subsection within seven (7) calendar days of the triggering event, he/she will be deemed to have elected the cash refund alternative and will be refunded the balance of his/her stock purchase account.

               PARTICIPANTS SHALL NOT EARN OR RECEIVE INTEREST ON OR INCOME FROM ANY PAYROLL DEDUCTIONS SUBJECT TO THIS STOCK PURCHASE PLAN.

     C.   Termination of Employment.

          The termination of the employment of a participating employee shall be treated under this Plan as if the employee had, on the date of such termination, revoked his/her election to participate.

7.   PRIVILEGES OF STOCK OWNERSHIP

     The completion of each whole share purchase under this Plan shall entitle the purchaser to all of the privileges of stock ownership (dividends, voting rights, liquidation rights, etc.).

     All shares issued under this Plan shall be registered with the Securities and Exchange Commission and the respective states, except those states in which an applicable exemption is available.

8.   DELIVERY OF SHARE CERTIFICATES

     The Company shall issue and deliver, upon demand and as soon as practicable, share certificates to any ongoing participant who has five (5) or more unissued shares purchased under this Plan. A participant whose interest in the Plan has terminated for any reason shall have, as soon as is practicable, share certificates issued to him/her for the shares purchased under this Plan but yet unissued.

     As indicated elsewhere in this Plan, no fractional shares may be purchased or issued under this Plan.

9.   TRANSFER OR HYPOTHECATION OF SHARES
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     No attempted or effectuated transfer or hypothecation of shares purchased under this Plan shall be binding on the Company or on its transfer agent unless and until the applicable share certificates have been issued or the Company has otherwise consented in writing.

10.  STOCK SUBJECT TO THE PLAN

     The stock to be offered under this Plan shall be registered shares of the Company's Common Stock ($0.20 par value) (herein called the "stock" or "shares") and the aggregate amount of stock to be purchased under this Plan shall not exceed (subject to adjustments as provided in this Section) 500,000 shares. The stock may be, in whole or in part, as the Board of Directors of the Company shall from time-to-time determine, authorized and unissued shares or issued shares which shall have been reacquired by the Company.

     If the outstanding shares of the stock of the Company are changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate and proportionate adjustment shall be made in the kind of shares available for purchase under this Plan.

     Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, the Plan shall terminate unless provision be made in connection with such transaction for the assumption of the rights and duties under this Plan but substituting the stock of a successor corporation, or a parent or subsidiary thereof.

11.  REPORTING

     Reports to each participant of his/her unissued shares under this Plan and of the dollar balance in his/her stock purchase account shall be made at least annually. Other figures which are deemed appropriate by the Plan administrators may be periodically reported to each participant by the Company.

     The Company shall also report to each participant, concurrent with the issuance of any and all shares, the tax basis for each purchased share for federal and state tax purposes.

12.  ADMINISTRATION

     This Plan shall be administered by the Board of Directors of the Company. Subject to the express provisions of the Plan, the Board of Directors shall have the authority to construe and interpret the Plan and to define the terms used herein, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Board of Directors on the matters referred to in this section shall be conclusive.

13.  FUND INVESTMENT

     The Plan Administrators may temporarily invest the funds of the Plan (which at any point in time consist of the aggregate of all the balances in stock purchase accounts) in short-term obligations such as savings accounts, bank certificates of deposit, governmental securities, high-grade corporate securities (other than those of the Company) or similar securities, or in any
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combination of the foregoing. Plan funds shall in no event be commingled with any other funds or revenue of the Company, or be used by the Company for any purpose other than the purchase of stock according to this Plan.

     Any interest or income earned from the investments of the preceding paragraph shall be used by the Plan Administrators to offset costs of the Plan administration and operation.

14.  AMENDMENT AND TERMINATION

     The Board of Directors of the Company may at any time suspend, amend or terminate this Plan if they deem such advisable in the best interests of the Company.

15.  EFFECTIVE DATE OF THE PLAN

     This Plan shall be effective concurrent with the effective date of the registration statement to be filed with the Securities and Exchange Commission for the shares to be offered hereunder.

16.  DURATION OF PLAN

     This Plan shall expire on February 21, 2001.

17.  PREDECESSOR PLAN

     This Plan is intended to supersede the 1986 Employee Stock Purchase Plan of Evans & Sutherland Computer Corporation (the "1986 Plan"), and if, on the effective date of this Plan, there are any shares which the Company is obligated to issue under the 1986 Plan, the obligations of the Company under the 1986 Plan shall be subsumed with and into this Plan.

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                                  AMENDMENT TO

                        1991 EMPLOYEE STOCK PURCHASE PLAN

                   OF EVANS & SUTHERLAND COMPUTER CORPORATION

     Evans & Sutherland Computer Corporation (the "Company") previously approved the adoption of the 1991 Employee Stock Purchase Plan of Evans & Sutherland Computer Corporation (the "Plan") to encourage stock ownership by eligible employees. By this instrument, the Company desires to amend the Plan to extend the term of the Plan for an additional five-year period.

     1. The provisions of this Amendment shall be effective as of February 21, 2001.

     2. Section 16 of the Plan is hereby amended and restated in its entirety as follows:

               16.  DURATION OF PLAN

                         This Plan shall expire on February 20, 2006.

     3. This First Amendment shall amend only the provisions of the Plan as set forth herein. Those provisions of the Plan not expressly amended hereby shall be considered in full force and effect.